Exhibit 10.25
FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (“Agreement”) is made and entered into by and between Talen Energy Corporation, a Delaware corporation (the “Company”), and [    ] (“Employee”) as of [        ], 2025 (the “Effective Date”).
WHEREAS, Employee and the Company entered into an employment agreement, effective as of [    ], 20[ ] (the “Prior Agreement”); and
WHEREAS, Employee and the Company mutually desire that Employee continue to provide services to the Company and its affiliates on the terms set forth in this Agreement, which replaces and supersedes in its entirety the Prior Agreement as of the Effective Date.
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:
1.    Employment.
(a)    During the Employment Period (as defined below), the Company shall continue to employ Employee, and Employee shall serve as [        ]. In addition, if requested by the Company, Employee shall serve as an officer or member of the board of directors of any subsidiaries or affiliates of the Company without additional compensation.
(b)    Employee expressly and irrevocably waives and releases any and all claims Employee may have to terminate Employee’s employment for Good Reason under the Prior Agreement and receive payments and benefits or otherwise be entitled to any other rights under any plan, program, agreement or other arrangement sponsored by the Company or any of its subsidiaries or affiliates, as the result of Employee’s role change from [            ] under the Prior Agreement to [        ] (as set forth in Section 1(a) above) and as a result of Employee directly reporting to the [        ] rather than the [        ] (as set forth in Section 2(a) below).
2.    Duties and Responsibilities of Employee.
(a)    During the Employment Period, Employee shall actively engage in the business and affairs of the Company (together with its direct and indirect subsidiaries, the “Company Group”) as may be requested by the Chief Executive Officer (“CEO”) of the Company from time to time, devote such amount of Employee’s business time and attention as is reasonably necessary to manage the business and affairs of the Company, which amount of time will constitute substantially all of Employee’s business time. Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section (a), as well as such additional duties as may be assigned to Employee by the CEO and/or the President from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; and (iii) with the prior written consent of the board of directors of the Company (the “Board”), engage in other personal and passive investment activities, in each case, so long as such engagements, ownership, interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.
(b)    Employee hereby represents and warrants that Employee is not the subject of, or a party to, any non-competition or non-solicitation covenant, non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.
(c)    Employee owes each member of the Company Group fiduciary duties, and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.
3.    Compensation.
(a)    Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $[        ] (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than twice per month. The Base Salary shall be subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”).

(b)    Annual Bonus. Beginning on [        ], 20[ ], Employee shall be eligible for bonus compensation for calendar year 20[ ] and each subsequent complete calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”). The target Annual Bonus for each such calendar year (the “Bonus Year”) shall be 100% of Employee’s Base Salary in effect as of the first day of the Bonus Year (the “Target Bonus”), with the actual Annual Bonus for a Bonus Year depending on the level of achievement of the performance targets as determined by the Compensation Committee for the Bonus Year. The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Compensation Committee annually, in its sole discretion, and communicated to Employee within the first one-hundred twenty (120) days of the applicable Bonus Year. Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Compensation Committee certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year. For the avoidance of doubt, Employee’s Annual Bonus for calendar year 20[ ] shall continue to be governed by the provisions of the Prior Agreement. Notwithstanding anything in this Section 3(b) to the contrary, but subject to Section 7, no Annual Bonus, if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid.
(c)    Long-Term Incentive Awards.
(i)    Annual Grants. Provided that Employee is employed by the Company on the applicable date of grant, Employee shall be eligible to receive an annual grant under the Talen Energy Corporation 2023 Equity Incentive Plan or any applicable successor plan (the “LTIP”) with a grant date target value not less than [ ]% of Employee’s Base Salary as in effect on the applicable date of grant of such award on such terms and conditions as the Board and the Compensation Committee shall determine from time to time (collectively, the “LTIP Awards”). All LTIP Awards granted to Employee under the LTIP shall be subject to and governed by the terms and provisions of the LTIP as in effect from time to time and the award agreements evidencing such awards. Employee’s annual grant for calendar year 20[ ] shall, subject to the approval of the Board or the Compensation Committee, be on substantially the terms set forth on Exhibit A hereto.
(ii)    Cash-Settlement; Stock Ownership Guidelines. Notwithstanding anything in the applicable award agreement to the contrary, if, on the date of vesting of any performance stock units (“PSUs”) other than the Emergence Grants (as defined below), Employee holds Company Common Stock (as defined in the LTIP) in excess of two hundred percent (200%) of the stock ownership requirements applicable to Employee under the Company’s Stock Ownership Guidelines, adopted March 14, 2024, and as updated from time to time, fifty percent (50%) of the net after-tax value of such PSUs will be settled in cash and the remaining portion will be settled in Company Common Stock, with such settlement otherwise subject to the terms of the applicable award agreement, subject to the Compensation Committee’s ability to modify the portion settled in cash to the extent necessitated by a Liquidity Constraint, as defined below.
(iii)    Settlement of Emergence Grants; Lock-Up. With respect to Employee’s PSUs and time-based restricted stock units (“RSUs”) that were granted in 2023 and scheduled to vest and settle in calendar year 2026 (the “Emergence Grants”), Employee and the Company acknowledge and agree that a portion of the Emergence Grants will be settled in cash in an amount equal to sixty percent (60%) of the net after-tax value of each such award (the “Cash-Settled Portion”); provided, that if the Fair Market Value (as defined in the LTIP) of a share of Company Common Stock on the date of vesting of the Emergence Grants exceeds $400.00, the Cash-Settled Portion of the Emergence Grants will be no greater cash value in the aggregate than the Cash-Settled Portion that would result if the Fair Market Value of a share of Company Common Stock were equal to $400.00. In consideration of the foregoing, Employee agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any shares of Company Common Stock received upon settlement of the Emergence Grants (each, an “Award Share”) until November 13, 2026 (the “Lock-Up Period”); provided, that this paragraph shall not prohibit Employee from, during the last ninety (90) days of the Lock-Up Period, establishing a trading plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, so long as no trades are executed pursuant to such plan during the Lock-Up Period. Employee acknowledges and agrees that any Award Share will be subject to legends, stop transfer orders or any other similar restriction that the Company deems reasonably necessary to effectuate the provisions set forth in this Section 3(c)(iii). Notwithstanding the foregoing, if the Compensation Committee reasonably determines that the settlement of all or a portion of the Cash-Settled Portion of the Emergence Grants in cash would materially and adversely affect the Company (a “Liquidity Constraint”), the Compensation Committee may elect to reduce the Cash-Settled Portion to the extent necessary to address the Liquidity Constraint, in which case the Lock-Up Period will be reduced in the same proportion by which the Cash-Settled Portion was reduced. By way of example only, if the Compensation Committee determines, in accordance with the previous sentence, that the Cash-Settled Portion will be reduced to one-half (1/2) of the Cash-Settled Portion that would otherwise result from this Section 3(c)(iii), the Lock-Up Period applicable to the Award Shares shall be reduced to 90 days (i.e., one-half (1/2) of 180 days).

4.    Term of Employment. The term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on [        ], 20[ ] (the “Term”). Thereafter, the term of this Agreement will automatically extend, on the same terms, for successive one-year periods, unless either party provides written notice of non-extension at least ninety (90) days prior to the end of the Term or any extension thereof. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”
5.    Business Expenses. Subject to Section 26, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties hereunder during the Employment Period so long as Employee timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.
6.    Benefits.
(a)    During the Employment Period, Employee shall continue to be eligible to participate in the same benefit plans and programs (including vacation and paid time off) in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.
(b)    The Company shall cover Employee under directors’ and officers’ liability insurance through the Employment Period, and, while potential liability exists, after the termination of Employee’s employment with the Company, on substantially similar terms as provided to other executive officers of the Company.
(c)    The Company shall reimburse Employee up to $5,000 for legal fees incurred in connection with the review of this Agreement.

7.    Termination of Employment.
(a)    Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean Employee’s commission of an act or omission, or Employee causing the Company or any other member of the Company Group to commit an act or omission, that constitutes:
(i)    Employee’s fraud or misconduct;
(ii)    Employee’s violation of applicable law in connection with the management, operation or reputation of the Company or any other member of the Company Group that results in (or could reasonably be expected to result in) material injury to the Company or any other member of the Company Group;
(iii)    Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group, including Employee’s material breach of any representation, warranty or covenant made under any such agreement;
(iv)    Employee’s act of theft, embezzlement or misappropriation of the property of the Company or any other member of the Company Group, in each case, that results in (or could reasonably be expected to result in) material financial or reputational harm to the Company or any other member of the Company Group;
(v)    Employee’s breach of his duty of loyalty to the Company or violation of the Company’s policies (to the extent such policies have been clearly communicated in writing to Employee), including the Company’s code of conduct and business ethics (or similar policies), anti-harassment policy, anti-retaliation, or policies related to age, sex or other prohibited discrimination in the workplace; or
(vi)    Employee’s conviction or plea of nolo contendere to a felony or crime involving moral turpitude.
Notwithstanding the foregoing, no determination of “Cause” may be made pursuant to Sections 7(a)(ii) or (iii) unless (1) Employee has been given written notice by the Board describing the specific alleged action(s) or omission(s) that constitute “Cause,” and (2) Employee has failed to cure such acts or omissions within thirty (30) days of such notice from the Board. Upon the termination of Employee’s employment pursuant to this Section 7(a), the Company shall pay to Employee (A) all earned and unpaid Base Salary as of the date of the termination of Employee’s employment with the Company, (B) reimbursement for all incurred but unreimbursed expenses for which Employee is entitled to reimbursement in accordance with Sections 5 and 6(c), and (C) benefits to which Employee is entitled under the terms of any applicable benefit plan or program described in Section 6(a) (collectively, the “Accrued Benefits”). In addition, subject to any limitation under applicable law, previously paid compensation pursuant to Sections 3(b) and 3(c) shall be subject to clawback or forfeiture and cancellation at the discretion of the Compensation Committee in the event of a termination of Employee’s employment for Cause.
(b)    Company’s Right to Terminate for Convenience or for Non-Renewal of Term. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee, in which event Employee shall receive the compensation and benefits described in Section 7(f). The Company shall also have the right to terminate Employee by non-renewal of the Term or any extension thereof upon ninety (90)-days written notice to Employee, in which event Employee shall receive the compensation and benefits described in Section 7(f).
(c)    Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason, in which event Employee shall receive the compensation and benefits described in Section 7(f). For purposes of this Agreement, “Good Reason” shall mean any of the following occurring without Employee’s consent:
(i)    a material adverse change in Employee’s title, duties or responsibilities (including reporting responsibilities);
(ii)    a material reduction in Employee’s Base Salary;
(iii)    a relocation of Employee’s primary work location to a distance of more than 50 miles from the Houston, Texas metropolitan area; or
(iv)    a material breach by the Company of any of its obligations under this Agreement.
The Company and Employee agree that Good Reason shall not exist unless and until Employee provides the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of Employee’s knowledge of the occurrence of such event, and Company fails to cure such acts within thirty (30) days of receipt of such notice. Employee must terminate employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.

(d)    Death or Disability. Upon the death or Disability of Employee, Employee’s employment with the Company shall automatically terminate and the Company shall pay to Employee or Employee’s estate, as applicable, (i) the Accrued Benefits, (ii) any earned and unpaid Annual Bonus for the calendar year preceding the year in which such termination of employment occurs (the “Prior Year Bonus”) (which amount shall be paid within sixty (60) days following the date of such termination of employment but in no event later than March 15 of the year following the Bonus Year to which such Annual Bonus relates), (iii) an amount equal to the Target Bonus for the year in which such termination of employment occurs, prorated for the period of days beginning on January 1 and ending on the date of such termination of employment relative to the number of days in the applicable Bonus Year (the “Prorated Target Bonus”); provided, that the Prorated Target Bonus described in clause (iii) of the preceding sentence, if any, shall be paid in a lump sum in cash on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the date on which Employee’s employment terminates (the “Termination Date”), and (iv) subject to Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continued participation (pursuant to COBRA) in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) covering Employee and Employee’s eligible dependents for a period of thirty-six (36) months at Employee’s (or Employee’s estate’s, in the case of Employee’s death) sole expense, provided that the Company may modify the continuation coverage contemplated by this Section 7(d) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended; the Patient Protection and Affordable Care Act of 2010, as amended; and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable) (the “COBRA Continuation”). For purposes of this Agreement, a “Disability” shall exist if, as determined in the reasonable opinion of a licensed physician, Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment, that continues for a period in excess of ninety (90) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period.
(e)    Employee’s Right to Terminate for Convenience or Non-Renewal of Term. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon sixty (60) days’ advance written notice to the Company (or ninety (90) days, in the event of a non-renewal of the Term or any extension thereof); provided, however, that if Employee has provided notice to the

Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)). Upon the termination of Employee’s employment pursuant to this Section 7(e), (i) the Company shall pay to Employee the Accrued Benefits and (ii) if Employee provides at least ninety (90) days’ written notice of termination and such termination occurs at or following the end of the initial Term, Employee shall be eligible for the COBRA Continuation, subject to the same terms, conditions and eligibility requirements set forth in Section 7(d). Additionally, if Employee (a) provides at least ninety (90) days’ written notice of termination related to a non-renewal of term (including any renewal terms following the initial Term), (b) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company and generally used by the Company with respect to similarly situated employees (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments, upon such termination, and (c) abides by the terms of each of Sections 8, 9, and 10, Employee shall receive the Prior Year Bonus, if any (which amount shall be paid within sixty (60) days following the date of such termination of employment but in no event later than March 15 of the year following the Bonus Year to which such Annual Bonus relates).
(f)    Effect of Termination of Employment without Cause, for Good Reason, or for the Company’s Non-Renewal of the Term.
(i)    Termination Outside a Change in Control Period. If Employee’s employment hereunder is terminated (A) by the Company without Cause (including as a result of a non-renewal of the Term or any extension thereof) pursuant to Section 7(b) or is terminated by Employee for Good Reason pursuant to Section 7(c) and (B) the Termination Date is not on or within eighteen (18) months following a Change in Control (as defined in the LTIP, and such period, the “Change in Control Period”), then the Company shall pay Employee the Accrued Benefits and any Prior Year Bonus (which amount shall be paid within sixty (60) days following the date of such termination of employment but in no event later than March 15 of the year following the Bonus Year to which such Annual Bonus relates) and, so long as (and only if) Employee: (x) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, the Release, which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments, Employee may have under this Section 7(f)(i); and (y) abides by the terms of each of Sections 8, 9, and 10 then:
(A)    The Company shall make severance payments to Employee in a total amount equal to (i) twelve (12) months’ worth of Employee’s Base Salary and (ii) one (1) times the target Annual Bonus, where each are determined as of the year in which such termination occurs (such total severance payments being referred to as the “Non-CIC Severance Payment”). The Non-CIC Severance Payment will be divided into substantially equal installments paid over the twelve (12)-month period following the Termination Date. On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Termination Date, and each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such twelve (12)-month period; provided, however, that to the extent, if any, that the aggregate amount of the installments of the Non-CIC Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(i)(A) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first Business Day (as defined below) preceding the Applicable March 15 if the Applicable March 15 is not a Business Day) and the installments of the Non-CIC Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in Houston, Texas, are authorized or required by law to be closed.
(B)    The Company shall pay to Employee the Prorated Target Bonus, payable in a lump sum on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date.
(C)    Employee shall be eligible for the COBRA Continuation, subject to the same terms, conditions and eligibility requirements set forth in Section 7(d).
The payments and benefits described in clauses (A), (B), and (C) above are collectively referred to herein as the “Non-CIC Termination Benefits.”
(ii)    Termination Within a Change in Control Period. If Employee’s employment hereunder is terminated (A) by the Company without Cause (including as a result of a non-renewal of the Term or any extension thereof) pursuant to Section 7(b), or is terminated by Employee for Good Reason pursuant to Section 7(c) and (B) the Termination Date is within the Change in Control Period, then the Company shall pay Employee the Accrued Benefits and any Prior Year Bonus (which amount shall be paid within sixty (60) days following the date of such termination of employment but in no event later than March 15 of the year following the Bonus Year to which such Annual Bonus relates) and, so long as (and only if) Employee: (x) executes on or before the Release Expiration Date, and does not revoke within any time provided by the Company to do so, the Release, which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments, Employee may have under this Section 7(f)(ii); and (y) abides by the terms of each of Sections 8, 9, and 10 then:
(A)    The Company shall make a lump sum payment to Employee equal to the product of two and ninety-nine hundredths (2.99) times the sum of (I) twelve (12) months’ of Employee’s Base Salary and (II) the target Annual Bonus, where each are determined as of the year in which such termination occurs, with such lump sum payable on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date.

(B)    The Company shall pay to Employee the Prorated Target Bonus, payable in a lump sum on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date.
(C)    Employee shall be eligible for the COBRA Continuation, subject to the same terms, conditions and eligibility requirements set forth in Section 7(d); provided, that such COBRA Continuation will be provided at a monthly rate that is no greater than the monthly premium payable by Employee for coverage under the Company’s group health plan covering Employee and Employee’s eligible dependents as of immediately prior to the Termination Date, with any cost in excess of such amount being paid or reimbursed by the Company.
The payments and benefits described in clauses (A), (B), and (C) above are collectively referred to herein as the “CIC Termination Benefits” (and together with the Non-CIC Termination Benefits, as applicable, the “Termination Benefits”).
(iii)    If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the applicable Termination Benefits. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.
(g)    After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines, in good faith, that Employee is eligible to receive Termination Benefits pursuant to Section 7(f) but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by the terms of Sections 8, 9, or 10; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Termination Benefits and Employee shall promptly return to the Company all installments of the Termination Benefits received by Employee prior to the date that the Company determines that the conditions of this Section 7(g) have been satisfied. In addition, the provisions of the last sentence of Section 7(a) shall apply, and, subject to any limitation under applicable law, previously paid compensation pursuant to Sections 3(b) and 3(c) shall be subject to clawback or forfeiture and cancellation at the discretion of the Compensation Committee in the event Employee fails to abide by the terms of Sections 8, 9 or 10.
8.    Disclosures. Promptly (and in any event, within three (3) Business Days) upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for or to any member of the Company Group.
9.    Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). As a condition of Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Employee’s employment hereunder, Employee shall comply with this Section 9.
(a)    Subject to Section 9(e), both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, for the benefit of the Company Group, or while acting in the course and scope of his employment, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information. Employee shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information to the extent such policies have been clearly communicated in writing or made available to Employee (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with or providing services to the Company or any other member of the Company Group.
(b)    Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:
(i)    disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii)    disclosures to third parties when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and in the best interest of the Company Group;
(iii)    disclosures and uses that are approved in writing by the Board; or
(iv)    disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)    Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
(d)    All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise), that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.
(e)    Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental or regulatory agency, entity, official or authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement shall be interpreted to prohibit or restrict Employee to disclose an act of sexual abuse or facts related to an act of sexual abuse. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.
10.    Non-Competition; Non-Solicitation. Employee acknowledges that (i) Employee performs services of a unique nature for the Company Group that are irreplaceable, and that Employee’s performance of such services to a competing business will result in irreparable harm to the Company Group, (ii) Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group, (iii) in the course of Employee’s employment by a competitor, Employee would inevitably use or disclose such Confidential Information, (iv) the Company Group has substantial relationships with their Customers and Employee has had and will continue to have access to these Customers, (v) Employee has received and will receive specialized training from the Company Group, and (vi) Employee has generated and will continue to generate goodwill for the Company Group in the course of Employee’s employment. Accordingly, Employee agrees that for the duration of Employee’s employment and for one (1) year thereafter, Employee shall not, directly or indirectly:
(a)    own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company Group on the Termination Date, which includes the business of merchant power production, including nuclear power generation, or any business material to the Company Group which the Company Group has taken substantial steps to engage in, on or prior to such date in the Pennsylvania-New Jersey-Maryland Interconnection region (as determined by the Federal Energy Regulatory Commission), Montana or any other geographic region in the United States where the Company Group conducts or has taken substantial steps to conduct business prior to the Termination Date and in which Employee had material responsibilities or made actual contact (whether in person, virtual, or by email, text, or phone) between Employee and a customer or prospective customer with whom Employee dealt on behalf of the Company Group or whose dealings with the Company Group were coordinated or supervised by Employee, or who received any product or service from the Company Group that resulted in payment of compensation to Employee, or about whom Employee obtained Confidential Information as a result of Employee’s employment with or service to the Company Group. Notwithstanding the foregoing, nothing herein shall prohibit Employee from being a passive owner of not more than three percent (3%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company Group, so long as Employee has no active participation in the business of such corporation. Nothing in this Section 10(a) shall prohibit Employee from being employed or engaged by any Person where such work would not involve any level of strategic, advisory, technical, creative, sales, or other activity similar to that which Employee provided to the Company Group (acknowledging that Employee’s role requires Employee to engage in strategic, managerial, and business development activity), or is in connection with an independent business line of such Person that is wholly unrelated to the business of the Company Group and Confidential Information (subject to protocols to prevent Employee from disclosing Confidential Information). In addition, the provisions of this Section 10(a) shall not be violated by Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company Group so long as Employee and such subsidiary, division or unit does not engage in a business in competition with the Company Group;

(b)    solicit, induce or attempt to induce any person who was, as of the Termination Date, an employee, agent or individual retained as an independent contractor of the Company or any member of the Company Group and with whom Employee had contact during the Employee’s employment with or service to the Company Group or who otherwise worked in the same department as the Employee (“Covered Individuals”), to terminate his or her employment or contracting relationship with the Company Group, or to become an employee or independent contractor of any other Person or hire or retain any such employee, agent or individual, or take any action to materially assist or aid any other Person in identifying, hiring or soliciting any such employee, agent or individual (any employee, agent or individual retained as an independent contractor of the Company Group shall be deemed covered by this Section 10(b) while so employed or retained and for a period of six (6) months thereafter); notwithstanding anything to the contrary in this Agreement, general employment solicitations through advertisements for candidates in publicly available media for potential employment do not violate this provision; so long as such advertisements are not specifically targeted at any Covered Individuals;
(c)    solicit, induce or attempt to induce any Customer (as defined below) or any supplier or other business relation of the Company Group who was working with any member of the Company Group as of the Termination Date, to cease doing or reduce the amount of its business with such entity or in any way interfere with the relationship between any such Customer, supplier or other business relation and the Company Group; or
(d)    interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group and any of their respective vendors, joint venturers or licensors.
(e)    Definitions. For the purposes of this Section 10, the following definitions shall apply:
(i)    “Customer” means any Person who or which: (a) purchased products or services from the Company Group prior to or during Employee’s period of employment and who or which Employee was aware of or about whom or which Employee had received Confidential Information; or (b) was called upon or solicited by the Company or any member of the Company Group or any of their predecessors prior to or during the twelve (12) month period prior to the Termination Date, if Employee had direct or indirect contact with such Person as an employee or service provider of the Company Group or learned or became aware of such Person during Employee’s employment with or service to the Company Group.

(ii)    “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
11.    Ownership of Intellectual Property.
(a)    Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (i) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development; or (ii) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company in writing. To support Employee’s disclosure obligation herein, Employee shall keep and maintain adequate and current written records of all Company Intellectual Property made by Employee (solely or jointly with others) during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.
(b)    All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Employee to the Company, Employee shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c)    Employee recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Employee developed entirely on Employee’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.
(d)    To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Employee retains any Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Employee hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Employee shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.
(e)    Employee hereby represents and warrants that there are no inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, information, developments, improvements, or trade secrets of which Employee is the sole or joint author, creator, contributor, or inventor that were made or developed by Employee prior to Employee’s employment with or affiliation with the Company or any other member of the Company Group, or in which Employee asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”), and Employee shall make no claim of any rights to any Prior Inventions. If, in the course of Employee’s employment with or affiliation with the Company or any other member of the Company Group, Employee incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with such product, process, or device of any member of the Company Group.
(f)    Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this

Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications; (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights; and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.
(g)    In the event that after reasonable and diligent effort to communicate with Employee, the Company (or, as applicable, a member of the Company Group) is unable to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Employee hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, (i) to execute, file, prosecute, register and memorialize the assignment of any such application; (ii) to execute and file any documentation required for such enforcement; and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Employee.
(h)    In the event that Employee enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Employee shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Employee’s termination of employment. In the event that after reasonable and diligent effort to coordinate with Employee, the Company (or the applicable member of the Company Group) is unable to secure Employee’s signature to any document required to assign said contracts or agreements, or if Employee does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Employee’s termination of employment, Employee hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

12.    Defense of Claims. During the Employment Period and for a period of one (1) year following the Termination Date, upon request from the Company, Employee shall reasonably cooperate with the Company Group, at times and locations agreeable to Employee, to assist (a) in the prosecution of any claims that may be made by the Company Group, to the extent that such claims may relate to Employee’s employment with the Company and about which Employee has substantial knowledge and (b) in the defense of any claims that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility (collectively, (a) and (b) of this sentence, the “Claims”). Subject to Section 9(e), Employee agrees to promptly inform the Company if Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company Group. Subject to Section 9(e), Employee also agrees to promptly inform the Company (to the extent that Employee is legally permitted to do so) if Employee is asked to assist in any investigation of the Company Group (or their actions) or another party attempts to obtain information or documents from Employee (other than in connection with any litigation or other proceeding in which Employee is a party-in-opposition) with respect to matters Employee believes in good faith to relate to any investigation of the Company Group, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company Group with respect to such investigation, and shall not do so unless legally required. Subject to Section 9(e), during the pendency of any litigation or other proceeding involving Claims, Employee shall not communicate with anyone (other than Employee’s attorneys and tax and/or financial advisors and except to the extent that Employee determines in good faith is necessary in connection with the performance of Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company Group without giving prior written notice to the Company or the Company’s counsel.
13.    Non-Disparagement. During the Employment Period and thereafter, except to the extent compelled or required by applicable law and subject to Section 9(e), Employee agrees Employee shall not disparage the Company Group or its respective officers, directors, employees, shareholders or successors or their respective products or services, in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that nothing in this Section shall prevent Employee from: engaging in concerted activity relative to the terms and conditions of Employee’s employment and in communications protected under the National Labor Relations Act, filing a charge or providing information to any governmental agency; and provided, further, that nothing in this Section shall prevent Employee from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.
14.    Reasonableness of Covenants. In signing this Agreement, Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under these Sections 9, 10, 11, 12, and 13. Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and their trade secrets and Confidential Information and that such restraints are reasonable in respect to subject matter, length of time and geographic area. Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company Group.
15.    Tolling. In the event of any violation of the provisions of Section 10 hereto, Employee acknowledges and agrees that the post-termination restrictions contained in Section 10 shall be extended by a period of time equal to the period of such violation, as determined by a court of law, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
16.    Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.
17.    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. The word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
18.    Applicable Law. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereto consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Houston, Texas.
19.    Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and, as of the Effective Date, supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof (including, without limitation, the Prior Agreement), other than (x) that certain Indemnification Agreement, dated [ ], 20[ ], between the Company and the Employee or any other indemnification rights of the Employee that are in effect or outstanding as of the Effective Date, (y) equity award agreements that are in effect or outstanding as of the Effective Date (other than as such equity award agreements may be modified hereby), or (z) the terms of Employee’s Annual Bonus for the calendar year 20[ ]. This Agreement may be amended only by a written instrument executed by both parties hereto.
20.    Enforcement. The parties hereto acknowledge that an award of damages for failure to comply with Sections 9, 10, 11, 12, and 13 of this Agreement may not be an adequate remedy for the Company attempting to enforce or prevent the breach of such provisions, and accordingly the parties hereto authorize the Company to (in addition to any other remedies or relief to which it may be entitled) bring an action against Employee for a permanent or temporary injunction, to compel the specific performance or any other equitable remedy by Employee of their obligations to comply with, or prevent the breach of or remedy the breach of, such provisions without proof of actual damages.
21.    Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
22.    Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.
23.    Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person; (b) on the first Business Day after such notice is sent by express overnight courier service; or (c) on the second Business Day following deposit with a nationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:
If to the Company, addressed to:
Talen Energy Corporation
2929 Allen Parkway, 22nd Floor
Houston, Texas 77019
Attention: Board of Directors
If to Employee, addressed to:
[NAME]
[ADDRESS]

(Or, if different, the latest address on file with the Company)

24.    Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
25.    Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.
26.    Section 409A.
(a)    Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code and the applicable Treasury regulations and administrative guidance issued thereunder (collectively,

“Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.
(b)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(c)    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of the date of Employee’s death or the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
27.    Effect of Termination. The provisions of Sections 7(a), 8-15, 20, 25, and 26 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

28.    Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 7-15, 20, and 25 and shall be entitled to enforce such obligations as if a party hereto.
29.    Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided for in this Agreement (beginning with any benefit to be paid in cash hereunder) shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made by the Compensation Committee in good faith and in consultation with tax and legal advisors of the Company. If a reduced payment or benefit is made and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 29 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.
30.    Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

[Name]
COMPANY

TALEN ENERGY CORPORATION
By:
Name:
Title:

SIGNATURE PAGE
TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

EXHIBIT A

LTIP TERM SHEET: 2026 AWARDS
A-1

Target Award Amount
•Awards consisting of (i) ordinary-course grants with a grant date fair value equal to 100% of Employee’s LTIP target (the “Standard Awards”) plus (ii) a one-time grant of awards with a grant date fair value equal to 67% of Employee’s LTIP target (the “True-Up Awards” and, together with the Standard Awards, the “2026 Awards”).

PSU/RSU Allocation
•Standard Awards and True-Up Awards to each consist of no more than 70% PSUs, with remaining 2026 Awards being RSUs.
•PSUs to have 3% “kicker” (and terms consistent with prior awards, including 30-day VWAP of Company common stock used to determine CAGR achievement).

Vesting Term	•Standard Awards to have a three-year term. •True-Up Awards to have a two-year term.
Vesting Mechanics	•RSUs: Ratably on each anniversary of grant. •PSUs: Cliff-vesting at end of term.
PSU Payout Mechanics
•PSUs vesting based on the achievement of 5% (50% of target PSUs), 7.5% (100% of target PSUs) and 10% (200% of target PSUs) CAGR, respectively (and terms consistent with prior awards, including regarding interpolation).
•10-day VWAP of Company common stock used to determine CAGR achievement.

Good Leaver Vesting	•Pro-rata vesting. For RSUs, vesting occurs immediately; for PSUs, vesting occurs at end of performance period based on actual performance.
Death/Disability Vesting	•Pro-rata vesting. For RSUs, vesting occurs immediately; for PSUs, vesting occurs at end of performance period based on actual performance.
Change in Control Vesting
•2026 Awards vest in full if awards are not assumed (with PSU performance determined based on the Change in Control price).
•If 2026 Awards are assumed, to be subject to double-trigger accelerated vesting on a termination without Cause or resignation for Good Reason that occurs within 18 months following a Change in Control (with PSU performance determined as of the end of the applicable performance period).

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